Exhibit 10.17

GRAIN FACILITY LEASE

THIS GRAIN FACILITY LEASE (“Lease”) is made and entered into this 25th day of September, 2006 (“Signing Date”), by and between Cargill, Incorporated, a Delaware corporation with principal offices and place of business at 15407 McGinty Road West, Wayzata, Minnesota 55391 (hereinafter referred to as “Landlord”), and Buffalo Lake Energy, LLC, a Delaware limited liability company with principal offices and place of business in Fairmont, Minnesota (hereinafter referred to as “Tenant”). The Effective Date of this Lease shall be the date of Provisional Acceptance (as defined in the Agreement for Engineering, Procurement and Construction, dated as of April 28, 2006, between Tenant and TIC - The Industrial Company Wyoming, Inc.) (“Effective Date”). Landlord and Tenant are each a “Party” and collectively are the “Parties” to this Lease.

RECITALS

A.

Tenant intends to construct, own and operate a plant at Fairmont, Minnesota, for the production of 115 million gallons per year of denatured fuel grade ethanol and related products (the “Ethanol Facility”).

B.	The Ethanol Facility will be located immediately adjacent to Landlord’s grain handling facility located in Fairmont, Minnesota (the “Grain Facility”).
C.

Landlord and Tenant are parties to that certain Corn Supply Agreement of even date herewith (the “Corn Supply Agreement”), under which Tenant is required to purchase corn exclusively from Landlord for the purpose of ethanol production at the Ethanol Facility, and under which corn will be delivered by Landlord to Tenant at the Grain Facility truck dump or rail pit, as applicable.

D.

Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, the Grain Facility, including the buildings, fixtures, improvements, machinery, and equipment located at or about the Grain Facility (collectively, the “Premises,” as more specifically defined below).

E.

Landlord entered into that certain Industry Track Contract-Articles of Agreement dated July 20, 2001 with Union Pacific Railroad Company (“Railroad”) in connection with the track (“Track”) located at or about the Grain Facility (the “Basic Agreement”).

F.	Railroad has agreed to allow Tenant to use the Track pursuant to a Consent to Joint Use of Track in the form of Exhibit D attached hereto and by this reference incorporated herein.
G.	In consideration of the premises and the terms, covenants, warranties and conditions hereinafter set forth, the Parties mutually agree as follows:

ARTICLE I

DEMISE AND PERMITTED USE

SECTION 1.01. Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord the Premises which consists of the real property more fully described on Exhibit A, attached hereto and by this reference incorporated herein (the “Real Property”), and all buildings, structures, installations, improvements, machinery and equipment located on the Real Property, including the property which is set forth in Exhibit B, attached hereto and by this reference incorporated herein (the “Personal Property”), subject, however, to:

(a) Any state of facts an accurate survey may show;

(b) Covenants, restrictions, easements, agreements and reservations listed in Exhibit C, whether or not of record (the “Permitted Exceptions”), and the standard exceptions contained in a standard title policy; and

(c) Building, platting and zoning ordinances, and state and federal regulations.

SECTION 1.02. During the Term, and subject to Section 15.02 below, Landlord hereby agrees that Tenant shall have the exclusive use of the Track pursuant to the Track Agreement and Consent to Joint Use of Track which are incorporated into this Lease as Exhibit D (the “Track Agreement”). Tenant hereby covenants and agrees: (i) to perform during the Term all covenants and obligations of the “Industry” as set forth in the Basic Agreement and all covenants and obligations of the “user” as set forth in the Track Agreement, and (ii) that in the event of a conflict between the terms and conditions of this Lease and the terms and conditions of the Track Agreement, by way of example, but without limitation, the termination provisions, then the terms and conditions of the Track Agreement shall govern and control. Landlord will not issue to the Railroad a notice of termination under the Basic Agreement or Track Agreement so long as (i) this Lease is in effect, and (ii) Tenant is not in breach or default of any of its covenants on obligations under this Lease, the Basic Agreement or the Track Agreement.

SECTION 1.03.Tenant shall only use the Premises for purposes of receiving, storing and transferring corn (or any substitute or alternative raw commodity as permitted under the Corn Supply Agreement) to the Ethanol Facility to the extent required for the continued operation of the Ethanol Facility (the “Permitted Use”).

ARTICLE II

TERM

SECTION 2.01. The term (“Term”) of this Lease shall commence on the Effective Date and continue for a period of twenty (20) years. The Term shall be automatically extended for a period of two (2) years after the end of the initial 20-year period and after the end of any two-year extension period, unless at least one (1) year prior to the end of the initial term or any extended term either Party provides a written notice of termination to the other Party.

ARTICLE III

RENT

SECTION 3.01. Base Rent. During the Term, Tenant agrees to pay to Landlord as and for rent for the Premises the sum of USD $1,200,000.00 per annum, subject to the Escalator Percentage set forth below, which sum shall be due and payable in equal monthly installments of USD $100,000.00, to be paid on the first business day of each month (“Base Rent”); provided, however, that one third (1/3) of the Base Rent shall be deemed to have been paid for so long as the Corn Supply Agreement between Landlord and Tenant with respect to the Ethanol Facility remains in effect; if for any reason whatsoever the Corn Supply Agreement expires or is terminated, this proviso shall not apply. Base Rent shall be prorated for any partial month. Base Rent payable by Tenant hereunder shall be absolutely net to Landlord. The Base Rent shall be payable at Landlord’s address given hereinbelow or at such other place as Landlord may, from time to time, designate in writing. The Base Rent shall be adjusted by the Escalator Percentage on the first day of the month immediately preceding each anniversary of the Term. The Escalator Percentage shall be the CPI Index for Minnesota for the immediately preceding twelve (12) month period.

SECTION 3.02. Taxes. During the Term, in addition to the amount specified in Section 3.01, Tenant shall pay, as additional rent, before any penalty, interest or cost may be added thereto for the nonpayment thereof, the amount of any real estate taxes, special assessments, or other taxes or charges of any kind and nature which may be assessed, imposed, levied or charged upon the Premises or any part thereof, as more particularly set forth in Section 4.01 hereof.

SECTION 3.03. Additional Rent/Triple Net Lease. During the Term, all other burdens or charges on the Premises, in addition to the rent provided hereinabove, and all operating costs thereof, shall be paid by the Tenant, so that this Lease shall yield Landlord the annual net rent specified in Section 3.01. Specifically, and without limitation, Tenant shall pay and discharge as they become due, promptly and before delinquency, any and all rentals, fees or other charges due and payable pursuant to the terms of any leases, licenses or other agreements entered into by or assumed by Tenant pertaining to the Premises demised hereunder.

SECTION 3.04. Interest. If Tenant fails to pay any amounts to Landlord when due, Landlord may charge and receive interest accrued on the unpaid amount from the date it was due until the date actually paid at the Default Rate. “Default Rate” means an interest rate per annum equal to the lesser of (i) the interest rate per annum for large commercial loans as published in The Wall Street Journal, Midwest edition, as the “prime rate” (sometimes referred to as the “base rate”) from time to time (or, if more than one rate is published, the arithmetic mean of such rates), determined as of the date the obligation to pay interest arises, plus two hundred (200) basis points, and (ii) the maximum rate permitted by applicable law.

ARTICLE IV

TAXES AND UTILITIES

SECTION 4.01. Payment of Taxes. Tenant shall pay, before any fine, penalty, interest or cost may be added thereto, or become due or be imposed by operation of law for the nonpayment thereof, all real estate taxes, special assessments or installments of special assessments, water and sewer rents, rates and charges, charges for public utilities, excises, levies, license and permit fees and other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time during the Term (or prior to the Term but relating to periods during the Term) may be levied, confirmed, imposed upon, or become due and payable out of or in respect of, or become a lien on, the Premises and any improvements thereof or in any part thereof or any appurtenance thereto, or any use or occupation of the Premises, or such franchises as may be appurtenant to the use of the Premises (all of which are sometimes herein referred to collectively as “Impositions” and individually as “Imposition”).

Tenant may exercise any option provided by law to pay any Imposition (and interest thereon) in installments as the same respectively become due and before fine, penalty or further interest may be added thereto. If, by exercising such option, any such installments shall be payable after the termination of this Lease, such unpaid installments shall be prorated as of the date of termination, and amounts payable after such date shall be paid by Landlord. All of the Impositions hereunder shall be prorated at the commencement of the term hereof.

SECTION 4.02. Right to Contest. Tenant, at its own expense, shall have the right in good faith to contest the amount or validity of any Imposition by appropriate legal proceedings diligently conducted in good faith; provided, however, that Tenant shall promptly pay and discharge all amounts determined to be payable pursuant to such legal proceedings. Landlord agrees to join in any such proceedings if such joinder is necessary to the prosecution thereof. Cost of such joinder shall be for the account of Tenant.

SECTION 4.03. Rebates. All rebates on account of any such taxes, rates, levies, charges, or assessments required to be paid and paid by Tenant under the provisions hereof shall belong to Tenant, and Landlord will, on the request of Tenant, execute any receipts, assignments, or other acquaintances that may be necessary in order to secure the recovery of any such rebates, and will pay over to Tenant any such rebates that may be received by Landlord.

SECTION 4.04. Personal Property Taxes. Tenant shall bear the burden for any Imposition levied against the personal property belonging to Tenant stored, kept or maintained in or upon the Premises.

SECTION 4.05. Utilities. Tenant shall initiate, contract for, and obtain, in its name, all utility or other services it desires for the Premises, and Tenant shall pay all such charges for such utility services as they become due during the Term.

ARTICLE V

REPAIRS AND MAINTENANCE OF PREMISES

SECTION 5.01. During the Term, Tenant shall, at its own cost and expense, keep and maintain the Premises and any improvements thereon in good order and condition, and will make all necessary repairs (or replacements if not repairable), structural or nonstructural, to the Premises and improvements, to the end that the Premises and improvements shall at all times be kept in good and tenantable condition, reasonable wear and tear excepted, for the purposes for which the Premises are being used and in compliance with Article XI hereof. Tenant will not do or suffer any waste or damage or injury to the Premises or any improvement thereon, or any part thereof. All repairs made by Tenant shall be equal in quality and class to the original work. During the Term, Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises and any improvements thereon. During the Term, Tenant shall keep sidewalks and parking areas free and clear of snow, ice or other obstructions to travel and shall maintain lawn and parking areas in a clear and sightly condition, free of debris and waste. Notwithstanding the foregoing, and except as provided in Section 12.01 and Exhibit F, Tenant shall make no alterations to the Premises without the prior written consent of Landlord. Any alterations made by Tenant shall be at Tenant’s sole expense.

ARTICLE VI

LIENS

SECTION 6.01. Tenant shall keep the Premises free of liens and covenants and agrees to hold harmless and indemnify Landlord from and against any costs, expenses and liabilities from any mechanic’s, laborers’ or materialmen’s or other liens, of whatsoever nature, which may be filed against the Premises during the Term of this Lease. Tenant shall discharge any such liens within thirty (30) days of the filing thereof. However, Tenant shall have the right to contest in the name of Landlord, any such liens as Tenant may deem necessary; provided that all expenses incurred by reason thereof shall be paid by Tenant, Tenant provides written notice to Landlord of its intent to contest such lien within three (3) days after the filing of such lien and Tenant, at Landlord’s request, gives reasonable security to insure payment thereof and to prevent any sale, foreclosure or forfeiture of the Premises by reason of such nonpayment.

ARTICLE VII

LANDLORD’S ACCESS TO THE PREMISES

SECTION 7.01. Landlord, or its employees, agents or nominees, shall, at reasonable times and upon reasonable notice, have free access to the Premises for the purposes of examining or inspecting the condition thereof and to determine if Tenant is performing the covenants and agreements of this Lease, exhibiting the same to prospective tenants and for the purpose of posting reasonable notices as Landlord may require to protect the rights of Landlord including, without limitation, notices of non-responsibility for lien claims. Notwithstanding the foregoing, Landlord, or its employees, agents or nominees, may access the Premises at any time without notice in the event Landlord determines in its sole discretion that exigent circumstances exist involving the threat of harm to the Premises or persons on or about the Premises.

ARTICLE VIII

INSURANCE

SECTION 8.01. Liability Insurance. During the Term, Tenant, at its sole cost and expense, but for the mutual benefit of Landlord and Tenant, shall provide Commercial General Liability Insurance covering bodily injury (including personal injury) and property damage to third-parties occurring upon, in or about the Premises. Such insurance shall include Broad Form Contractual Liability covering Section 9.01 of this Lease. The policy shall have a limit of liability not less than $20,000,000 each occurrence and provide that coverage will not be canceled without thirty (30) days advance written notice to Landlord. Tenant shall also maintain an Automobile Liability policy with combined single limits of $20,000,000. Landlord shall be named an additional insured on such policies and Tenant’s policies shall be primary without right of contribution from Landlord or Landlord’s insurance policies.

SECTION 8.02. Claims Made Basis. Tenant shall, to the extent reasonably possible, obtain the liability insurance required in Section 8.01 on an occurrence basis rather than a claims-made basis. To the extent Tenant must obtain some or all of this coverage on a claims-made basis, Tenant shall provide Landlord with satisfactory evidence that the retroactive date of the claims-made policy is prior to the date of this Lease, that the then remaining aggregate amount of Tenant’s coverage is and will be sufficient to meet the minimum amount of coverage required, and that the policy will either remain in force, be renewed, or a satisfactory discovery period will be purchased, to cover any claims which might arise in the future.

SECTION 8.03. All Risk Property Insurance. During the Term, Tenant, at its sole cost and expense, but for the mutual benefit of Landlord and Tenant, shall insure against all risks of loss or damage to the Premises in an amount equal to the full replacement cost of the Premises, with such replacement cost to be approved by Landlord. The policy shall name Landlord as an additional insured as its interest may appear with respect to this Lease and provide that coverage will not be canceled without thirty (30) days advance written notice to Landlord. Tenant shall waive its rights of recovery and subrogation against Landlord for loss or damage to the Premises or Tenant’s other property. Tenant shall also, at its sole cost and expense, insure the Ethanol Facility against all risks of loss or damage in an amount equal to the full replacement cost of the facility, including building, fixtures, improvements, machinery, and equipment located on or about the Ethanol Facility. Such limits shall be separate from those for the Premises.

SECTION 8.04. Contents Insurance. Tenant, at its sole cost and expense, but for the mutual benefit of Landlord and Tenant, shall maintain Property Insurance in All Risk form against loss or damage in an amount equal to the replacement cost of Tenant’s improvements, alterations, equipment, trade fixtures and other personal property located, leased or stored by Tenant in the Premises. The policy shall name Tenant as loss payee as its interest may appear with respect to this Lease and provide that coverage will not be canceled without thirty (30) days advance written notice to Landlord.

SECTION 8.05. Workers Compensation and Employers Liability Insurance. Tenant, at its sole cost and expense, shall maintain Workers’ Compensation insurance with statutory limits, if applicable. The Employers Liability Insurance shall have limits of not less than $20,000,00 each accident/disease each employee/disease policy limit.

SECTION 8.06. Certificates of Insurance. Tenant shall provide Landlord with certificates of insurance evidencing the coverage required in Sections 8.01 and 8.03 above. In the event Tenant shall fail to insure or to effect and maintain such policies, Landlord may obtain such insurance, and any amount so paid by Landlord for such insurance shall be treated as additional rent hereunder, which rent shall be immediately due and payable.

SECTION 8.07. Qualified Insurers. Any insurance required to be maintained by Tenant shall be written by companies reasonably acceptable to Landlord and legally qualified to issue such insurance. An insurance company will be deemed reasonably acceptable to Landlord if it is rated by Best’s Rating Guide not less than A-, X or better, and authorized to do business in the state where the Premises are located. The Commercial General Liability and Auto Liability insurance policies shall name Landlord as an additional insured, and the All Risk Property insurance shall name Landlord as additional insured and the Escrow Agent (as defined in the Escrow Agreement) as the sole loss payee, for the purpose that all loss proceeds be directed into the escrow account established pursuant to the Escrow Agreement for the purpose of replacing and/or rebuilding the damaged or destroyed Premises in accordance with Tenant’s obligations in Section 11.02. In the event any serious personal injury (including death of) or property damage occurs on or about the Premises, Tenant agrees to give Landlord prompt notice and a general description of the occurrence. Tenant agrees to reasonably cooperate with Landlord in the event Landlord has any questions concerning such personal injury or property damage. “Escrow Agreement” shall mean that certain escrow agreement by and among Landlord, Tenant, Pioneer Trail Energy, LLC and Deutsche Bank Trust Company Americas, as escrow agent.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01.

(a) Tenant shall hold Landlord harmless and indemnify Landlord from and against all liabilities, injuries, losses, claims, expenses (including, without limitation, attorneys’ fees) or damages directly or indirectly arising out of (i) Tenant’s, its employees’, agents’, licensees’, invitees’, contractors’ or customers’ use and occupancy of the Premises; (ii) any events on the Premises during the Term; (iii) any breach of this Lease by Tenant; (iv) any act or omission of Tenant or any of the foregoing parties on the Premises taking place in, on or about the Premises; or (v) any failure of Tenant, its employees, agents, licensees, invitees, contractors or customers to comply and conform with all federal, state and local laws, statutes, regulations, rules and ordinances, or any directive, rule, regulation or request of Landlord, except to the extent of, in each case, such liabilities, losses, claims, expenses (including, without limitation, attorneys’ fees) or damages arising out of the fraud or willful misconduct of the Landlord.

(b) Tenant further agrees to indemnify Landlord against and hold Landlord harmless from any loss or liability for or on account of any injury to (including death of) persons or damage to property, including costs and expenses (including attorneys’ fees and costs of defense) incident thereto, which losses, liability, costs and expenses arise out of or relate to the presence of Tenant, its agents, servants, employees, guests or invitees on or about the Premises or the use by Tenant, its agents, servants, employees, guests or invitees of the Premises, except to the extent of, in each case, such liabilities, losses, claims, expenses (including, without limitation, attorneys’ fees) or damages arising out of the fraud or willful misconduct of the Landlord.

(c) From and after the Effective Date, Landlord will indemnify and hold harmless Tenant of and from any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees, court costs or costs incurred in investigation) (collectively “Losses”) incurred or suffered by Tenant to the extent arising out of any claim by a third party (including any governmental authority) or any fact, condition or circumstance, which would reasonably form the basis of such a third party claim against Tenant resulting from an Environmental Defect (as defined below) with respect to the Premises caused by Landlord’s activities or operations on or about the Premises prior to the Effective Date.

(d) From and after the Effective Date, Tenant will indemnify and hold harmless Landlord of and from any and all Losses incurred or suffered by Landlord to the extent arising out of any claim by a third party (including any governmental authority) or any fact, condition or circumstance, which would reasonably form the basis of such a third party claim against Landlord resulting from an Environmental Defect (as defined below) with respect to the Premises caused by Tenant’s activities or operations on or about the Premises on and after the Effective Date.

For purposes of this Section 9.01(c) and 9.01(d), the following words and phrases shall have the following meanings:

(i) “Environment” shall mean surface water, groundwater, land surface or subsurface strata or ambient air;

(ii) “Environmental Defect” shall mean any environmentally-related commission, omission, activity or condition that: (i) constitutes a violation of an Environmental Law; (ii) would require remedial activity under any Environmental Law; (iii) presents an endangerment to the public health, welfare or the environment; or (iv) constitutes or is the result of a Release of any Hazardous Substance at the Real Property (all capitalized terms as hereafter or heretofore defined). “Environmental Defect” shall not include any environmentally-related commission, omission, activity or condition that is discovered by or known to Tenant prior to the Signing Date;

(iii) “Environmental Law” shall mean any applicable environmental law, regulation, rule, ordinance, or bylaw at the federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted, and shall include any condition or requirement in a Permit.

(iv) “Hazardous Substance” shall mean any substance so defined under 42 U.S.C. §9601(14), petroleum, including crude oil or any fraction thereof, asbestos, polychlorinated byphenyls and radon.

(v) “Release” shall have the meaning set forth in 42 U.S.C. §9601(22).

ARTICLE X

COMPLIANCE WITH LAWS

SECTION 10.01. During the Term, Tenant agrees to comply with all governmental laws and regulations relative to the use or operation of the Premises, including, without limiting the generality of the foregoing, any OSHA, EPA or other safety or environmental laws and regulations. Tenant shall not store hazardous materials or hazardous substances on the Premises except (i) as consented to by Landlord (such consent not to be unreasonably withheld) and (ii) in compliance with all Environmental Laws. Tenant shall store all material on the Premises according to prudent and standard industry practice and label instructions, if any, even if such are more restrictive than the aforesaid governmental laws and regulations. The Tenant warrants that, at all times during the Term, Tenant shall be fully responsible for compliance with the Public Accommodation/ Commercial Facilities disability access rules and regulations under the American with Disabilities Act and with The Clean Air Act Amendments of 1990 (hereinafter the “Acts”) and shall indemnify and hold Landlord harmless from and against any and all claims, demands, damages, liabilities, costs and expenses arising out of said Acts, as amended from time to time, and their corresponding regulations or any other environmental laws or their regulations, except to the extent of, in each case, such liabilities, losses, claims, expenses (including, without limitation, attorneys’ fees) or damages arising out of the fraud or willful misconduct of the Landlord. During the period from the Signing Date until the Effective Date, Landlord will comply with all applicable laws relating to its ownership, use or operation of the Premises, and will use commercially reasonable efforts to maintain, and transfer to Tenant, any permits and licenses held by Landlord relating to the Premises that are transferable and which Tenant has requested be transferred by Landlord to Tenant as of the Effective Date.

ARTICLE XI

DAMAGE OR DESTRUCTION

SECTION 11.01. No Obligation of Landlord to Repair. In the event of any damage or destruction to the Premises, Landlord shall have no obligation to repair, restore or rebuild the Premises.

SECTION 11.02. Tenant Obligation to Repair. In the event all or any part of the Premises is damaged or destroyed by any casualty during the Term, Tenant shall, regardless of the amount of insurance proceeds available to cover relevant costs, have the obligation to repair and restore or rebuild to substantially the same condition that the Premises were in (or required to be in under this Lease) prior to such casualty, taking into account changes in laws and technology and according to plans and specifications developed by Tenant and approved in writing by Landlord. Net rent shall not be abated for any period during which the improvements are partially or wholly untenantable.

ARTICLE XII

TENANT ALTERATIONS AND CONTESTS

SECTION 12.01. Except as set forth in Exhibit F, Tenant may not make alterations, modifications or install fixtures, machinery or other trade equipment on or about the Premises (collectively, “Alterations”) without Landlord’s prior written consent. Notwithstanding the foregoing, Tenant may, without Landlord’s consent, and at Tenant’s sole expense, make (i) alterations required by applicable law and (ii) reasonably minor, non-structural Alterations, provided that the cost for such Alterations does not exceed, in the aggregate, Ten Thousand and 00/100 Dollars ($10,000.00). [Further, Tenant may install, at its sole expense, a conveyor belt and bulk weigher (collectively, the “Conveyor

System”) to facilitate transfer of corn from the Grain Facility to the Ethanol Facility, subject to the design being approved by Landlord, with such approval not to be unreasonably withheld.] If Alterations are permitted hereunder, Tenant shall make such Alterations at Tenant’s sole expense and in conformance with all applicable laws, statutes, ordinances, rules, regulations and the same may be removed at any time during the term of this Lease provided any damage caused by such removal is repaired by Tenant. Tenant shall keep the Premises free from any liens arising out of any work performed for, materials furnished to, or obligations incurred by Tenant. All Alterations (including, without limitation, the Conveyor System) made by Tenant shall become a part of the Premises at the termination of this Lease by lapse of time or otherwise, and without cost to Landlord shall remain on the Premises as the property of Landlord unless Landlord requires, by written notice to Tenant, specific items thereof to be removed by Tenant at Tenant’s sole expense, in which event Tenant shall do so prior to the expiration of the Term at its expense, and shall repair any damage caused thereby. Tenant shall return the Premises upon the termination of this Lease in the same condition as when rented to Tenant, reasonable wear and tear excepted.

SECTION 12.02. Contests. After written notice to Landlord, Tenant may at its expense contest, by appropriate proceedings conducted in good faith and with due diligence (all such proceedings together with appeals therefrom being hereinafter referred to as “Contests”) the amount, validity or application, in whole or in part, of any law, tax, assessment, mechanics’ lien, encumbrance, charge or any other adverse claim for which Tenant is responsible under this Lease (hereinafter a “claim” or collectively “claims”); provided that (i) Tenant shall have furnished such security, if any, as may be required in the proceedings or reasonably required by Landlord, (ii) neither the Premises nor any part thereof nor any interest therein shall be, in the reasonable opinion of Landlord, in imminent danger of being forfeited or lost, and (iii) Tenant shall indemnify Landlord for any claims, costs, damages or other losses incurred by Landlord in connection with all Contests.

ARTICLE XIII

CONDEMNATION

SECTION 13.01. If all or a substantial part of the Premises are taken or conveyed as a result of condemnation and the remaining portion of the Premises cannot be restored to support the Ethanol Facility as required under the Corn Supply Agreement, this Lease shall terminate as of the date of such taking. Landlord shall be entitled to receive any and all awards that may be made in any such condemnation proceeding, and Tenant hereby assigns and transfers to Landlord any and all such awards that may be made to Tenant. Tenant shall not be entitled to damages based upon the value of the unexpired term of this Lease or for consequential damages to the land not so taken.

ARTICLE XIV

ASSIGNMENT AND SUBLEASE

SECTION 14.01. No Assignment. Neither this Lease nor any interest of Tenant in this Lease shall be sold, assigned, transferred, sublet, conveyed, mortgaged or otherwise transferred or disposed of, whether by operation of law or otherwise (“Transfer”), without the prior written consent of Landlord. The acquisition or assumption of any interest in Tenant or an Affiliate of Tenant by a Prohibited Party shall constitute a Transfer. Notwithstanding the foregoing or any other provision of this Lease, Tenant may mortgage or otherwise encumber Tenant’s leasehold estate and Tenant’s rights under this Lease together with the Conveyor System, but excluding all other improvements appurtenant thereto pursuant to a leasehold mortgage or deed of trust (“Leasehold Mortgage”), and Tenant may assign its interest in the Lease as collateral security for such Leasehold Mortgage. For purposes of this section, (i) “Prohibited Party” means and includes, collectively, Archer Daniels Midland Company, CHS Inc., Tate & Lyle PLC, The Scoular Company, Bunge Limited, and

their respective Affiliates, as such list is reasonably updated by Landlord on an annual basis during the Term with the prior written consent of Tenant, which consent shall not be unreasonably withheld; provided, however, that in no event shall there be more than five (5) Prohibited Parties, but there may be any number of Affiliates of each Prohibited Party; and (ii) “Affiliate” means with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with that entity. For the purposes of this Lease, “control” means (i) the direct or indirect ownership of more than fifty percent (50%) of the total voting securities of every class or other evidences of ownership interest of the entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity.

SECTION 14.02. Release. Any assignment or sublease permitted by Landlord shall not release Tenant from its obligations herein unless Landlord’s consent specifically so provides.

ARTICLE XV

DEFAULT

SECTION 15.01. Events of Default. In the event any one or more of the following events shall occur:

(a)	Tenant fails to pay any Base Rent due Landlord under this Lease within thirty (30) calendar days following Landlord’s written notice that the same is due and payable;
(b)

Tenant fails to pay any other amounts due Landlord under this Lease, including without limitation Additional Rent, within thirty (30) days following Landlord’s written notice that the same is due and payable;

(c)

Tenant defaults in any of its non-monetary obligations hereunder and fails to cure such default within thirty (30) days after Landlord’s notice of such default to Tenant; provided, however, that if such default cannot be cured within such thirty-day period, but such default is capable of being cured within sixty (60) days, then such period shall be extended for a period not to exceed sixty (60) days in the aggregate so long as Tenant is diligently pursing a cure during such period;

(d)

Tenant files a voluntary petition in bankruptcy, has filed against it an involuntary petition in bankruptcy, makes an assignment for the benefit of creditors, has a trustee or receiver appointed for any or all of its assets, is insolvent or fails or is unable to pay its debts generally when due, in each case where such petition, appointment or insolvency is not dismissed, discharged or remedied, as applicable, within sixty (60) days;

(e)	Tenant shall permit this Lease or any estate of Tenant hereunder to be sold under any attachment or execution;

then Landlord shall have the right to either (i) terminate this Lease upon the expiration of ten (10) days after written notice of such intent is given to Tenant in which event the term hereof shall expire and terminate with the same force and effect as though the date set forth in said notice were the date originally set forth herein and fixed for the expiration of the term, or (ii) re-enter and take possession of the Premises, dispossessing Tenant therefrom and thereupon receive any and all rents or other payments from subtenants, if any, of the Premises, and hold the Premises as hereinafter provided, without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby, Tenant agreeing that no such re-entry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease, such right however, being continuously reserved by Landlord. For purposes of this Article XV, the terms “entry” and re-entry” are not limited to their technical meanings.

SECTION 15.02 Landlord May Perform Tenant’s Obligations under Track Agreement. If Tenant shall fail to keep or perform any of its obligations as provided under the Basic Agreement or Track Agreement, Landlord may (but shall not be obligated to do so), without waiving or releasing Tenant from any obligation, as an additional but not exclusive remedy, make any such payment or perform any such obligation, and all sums so paid by Landlord plus all necessary and incidental costs and expenses incurred by Landlord shall be deemed additional rent and shall be paid to Landlord on demand and if not so paid by Tenant, Landlord shall have the same rights and remedies as in the case of Events of Default, as set forth in Section 15.01.

SECTION 15.03. Effect of Re-Letting. Landlord has no obligation to relet the Premises. In the event Landlord elects to re-enter the Premises, Landlord, in addition to collecting rents from subtenants as above provided, may, but shall not be obligated to, make such alterations and repairs as may be necessary in order to relet the Premises, or any part thereof and may continue to let or relet the Premises or any part thereof for such term or terms (which may extend beyond the term of this Lease) and at such rental and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. All rentals and other sums received by Landlord from existing subtenants or from such reletting shall be applied first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including reasonable brokerage fees and attorneys’ fees and of costs of any alterations and repairs; third, to the payment of rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied to payment of future rent as the same may become due and payable hereunder. If such rentals and other sums received from such reletting during any month be less than that to be paid during that month by Tenant hereunder, Tenant shall pay such deficiency to Landlord; if such rentals and sums shall be more, Tenant shall have no right to the excess. Such deficiency shall be calculated and paid monthly. Notwithstanding any such re-entry by Landlord, Landlord reserves the right at any time hereafter to terminate this Lease for any breach of Tenant, including the breach(es) which resulted in Landlord re-entering the Premises.

SECTION 15.04. Rights of Recovery. Should Landlord at any time terminate this Lease for any breach, it may recover from Tenant all damages it may incur by reason of such breach, including, without limitation, the cost of recovering the Premises, reasonable attorneys’ fees, and the excess, if any, of the present value of the rent reserved under this Lease, for the remainder of the stated term, over the then-reasonable present rental value of the Premises, for the remainder of the stated term. All such amounts shall be immediately due and payable from Tenant to Landlord. For purposes of determining the rent reserved hereunder, the rent for the remainder of the unexpired term shall be equal to the sum of all rents then being paid by Tenant pursuant to Article III. The failure of Landlord to relet the Premises shall not affect Tenant’s liability. The recovery provided for in this paragraph shall be in addition to any other rights and remedies Landlord shall have hereunder or under any federal, state or local law, regulation or ordinance.

ARTICLE XVI

REMEDIES FOR DEFAULT

SECTION 16.01. In the event a dispute arises under this Lease or if any Party hereto should default in the performance of any of its obligations hereunder, the other Party may resort to any remedy specified herein or available to it for said default, at law, in equity or by statute; provided, however, that Tenant shall not have any self-help right to cure a Landlord default under this Lease. With the exception of Section 9.01(c), in the event Landlord is in breach or default under this Lease, Landlord’s liability shall be limited to USD $5,000,000.00 as adjusted by the CPI Index for Minnesota for the immediately preceding twelve (12) month period prior to such breach or default.

ARTICLE XVII

DISCLAIMER OF WARRANTIES

SECTION 17.01. The Premises is leased on an “AS IS, WHERE IS” and “WITH ALL FAULTS” basis, and Landlord shall have no obligation to prepare the Premises for Tenant’s occupancy. Except with respect to Section 19.11, Tenant acknowledges that Landlord SPECIFICALLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED OR PARTICULAR PURPOSE, ANY WARRANTY AS TO THE DESIGN OR CONDITION OF THE PREMISES, QUALITY OR CAPACITY OF THE PREMISES, OR ANY WARRANTY WITH RESPECT TO PATENT INFRINGEMENT OR THE ABSENCE OF ANY LATENT DEFECT. In making this Lease, Tenant has not been induced by and has not relied upon representations, warranties or statements, whether express or implied, made by Landlord or any broker or any other person representing or purporting to represent Landlord, except such representations, warranties or statements which are included herein. Notwithstanding the foregoing, between the Signing Date and the Effective Date, Landlord (i) shall maintain the Premises as they existed as of the Signing Date in good order and repair consistent with Landlord’s customary maintenance and repair procedures applying to the Premises, reasonable wear and tear excepted, and (ii) shall provide Tenant with reasonable access as set forth in an access agreement to be mutually negotiated by the Parties.

ARTICLE XVIII

NOTICES

SECTION 18.01. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date actually delivered, or if transmitted by telex, telecopier or other form of written telecommunication, on the business day next following the date of transmission, if delivered or sent to the Parties at the following addresses or to such other address as shall be furnished in writing by any addressee:

If to Landlord:	Cargill, Incorporated 15407 McGinty Road West Wayzata, MN, 55391-2399 Attention: AgHorizons Commercial Leader / 19 Fax No: (952) 742-7313

With copy to:	Cargill, Incorporated Law Department / 24 15407 McGinty Road West Wayzata, MN 55391-2399 Attention: AgHorizons BU Attorney Fax No: (952) 742-6349

If to Tenant:	Buffalo Lake Energy, LLC 1625 Broad way, Suite 2400 Denver, CO 80202 Attention: Scott H. Pearce Fax No: (303) 626-8251

ARTICLE XIX

MISCELLANEOUS PROVISIONS

SECTION 19.01. Entire Agreement. This Lease and Exhibits attached hereto contain the entire understanding and agreement of the Parties hereto and shall not be modified in any manner except by an instrument in writing executed by both Parties. In the event any term, covenant or condition herein contained is held invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

SECTION 19.02. Signage. Within sixty (60) days from the commencement of the Term, Tenant shall have removed or covered, at Tenant’s sole expense, any and all Landlord-owned signs, logos, and/or other trademarks and trade names, if any, from the Grain Facility.

SECTION 19.03. Successors and Assigns. All the terms, covenants, and conditions of this Lease shall be binding upon, and inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, executors and permitted assigns.

SECTION 19.04. Governing Law. This Lease shall be governed, construed, and interpreted in accordance with the laws of the State of Minnesota.

SECTION 19.05. Headings. The headings contained in this Lease are for reference purposes only and shall not affect the meaning or interpretations of this Lease.

SECTION 19.06. Incorporation by Reference. The Recitals and Exhibits A through G attached hereto are hereby incorporated by reference and made a part hereof.

SECTION 19.07. Waivers and Amendments. This Lease and the other instruments to be executed pursuant hereto may be amended, superseded, canceled, renewed or extended, and their terms or covenants hereof may be waived, only by a written instrument executed by the Parties hereto or in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any Party of the breach of any term or covenant contained in this Lease or in any other such instrument, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant contained herein. The Parties reserve the right by mutual written consent to amend, modify, supersede and cancel this Lease, or waive the terms or conditions hereof, without the consent of any other person (natural or otherwise).

SECTION 19.08. Memorandum of Lease. Landlord and Tenant will execute, acknowledge and deliver to each other a memorandum of this Lease for recording in the form attached hereto as Exhibit E.

SECTION 19.09. Fee Mortgage. The lien of any mortgage now or hereafter placed upon the fee title to the Premises (a “Fee Mortgage”) shall be subject and subordinate to this Lease and to any amendments of this Lease; provided, however, that so long as any Fee Mortgage shall constitute a lien on the fee title to the Premises no amendment hereafter made to this Lease (i) to reduce the amount of rent payable by Tenant hereunder or (ii) to increase Landlord’s obligations in any way shall be binding upon the holder of any Fee Mortgage and any such holder shall be entitled to enforce this Lease in accordance with its terms prior to such amendment.

SECTION 19.10. Quiet Enjoyment. Upon the observance and performance of all of the agreements, covenants, terms and conditions on Tenant’s part to be observed and performed in this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without unreasonable hindrance or interruption by Landlord.

SECTION 19.11. Representations and Warranties of Landlord. Landlord hereby makes the following representations and warranties to Tenant:

(a)

Sale Agreements. Landlord has not entered into any agreements contingent or otherwise for the sale of all or any portion of the Premises, and, to Landlord’s actual knowledge and except as may be set forth in the public records, there are no purchase options, rights of first refusal or offer, or similar rights in favor of any party to purchase all or any portion of the Premises.

(b)	Condemnation. Landlord has not received any written notice of the commencement of any proceedings for taking by condemnation or eminent domain of any part of the Premises.
(c)	No Violations. Landlord has not received any written notice that expressly alleges that the Premises is in violation of any private restriction or agreement.
(d)

Encumbrances. To Landlord’s actual knowledge and except as may be set forth in the public records, Landlord has not granted any easement, lease or license over all or any portion of the Premises, that would materially interfere with Tenant’s intended use of the Premises.

(e)	Knowledge. As used herein, Landlord’s actual knowledge (and words of similar import) shall be limited to the actual, present knowledge of Jim Reiff, without duty of investigation or inquiry.

SECTION 19.12. Integrated Agreements. The Parties hereby acknowledge and agree that the Corn Supply Agreement and this Lease have been negotiated and entered into simultaneously as integrated parts of one unified transaction with a common purpose. Without limiting the generality of the foregoing, (i) the Parties would not have entered into the Corn Supply Agreement and this Lease separately without entering into the other, (ii) the consideration for such agreements is not separate and distinct, but interrelated and incorporated by reference between the Corn Supply Agreement and this Lease, and (iii) in the event that either of the Parties becomes a debtor in bankruptcy, the Parties intend that the Corn Supply Agreement and this Lease are either accepted or rejected together as one executory contract.

IN WITNESS WHEREOF, the Parties hereto have caused this Lease to be executed on the day and year first above written.

CARGILL, INCORPORATED
By:	/s/ Dennis C. Inman
Its:	V.P. Cargill AgHorizons

BUFFALO LAKE ENERGY, LLC
By:	/s/ Scott H. Pearce
Its:	Authorized Representative